Exhibit 99

Contact:	Paula Graff
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net

May 4, 2016

Nortech Systems Reports First Quarter Results

Sales Increase Nine Percent from Prior-Year Period

MINNEAPOLIS — Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of full-service electronics manufacturing services (EMS), today reported net sales of $29.0 million for the first quarter ended March 31, 2016, a nine percent increase over net sales of $26.5 million for the first quarter of 2015.

For the first quarter of 2016, operating income was $221,000, compared with an operating loss of $202,000 for the first quarter of 2015. First quarter net income of $63,000, or $0.02 per diluted common share, compares with a net loss of $193,000, or $0.07 per diluted common share, in the prior year.

“Our revenue improvement was aided by last year’s acquisition,” said Rich Wasielewski, Nortech Systems’ president and CEO. “Our new medical device engineering services accounted for more than half of the increase.” The acquisition was made in the third quarter of 2015.

“Performance was mixed across customers and markets, with medical and defense showing revenue and backlog growth,” he continued. “The industrial market faced the most headwinds, especially the transportation, semiconductor and energy sectors.”

The overall revenue increase, higher gross margin and fixed-cost leveraging accounted for the quarterly profit improvement, according to Wasielewski. In addition, Nortech generated $1.3 million in operating cash flow.

“We’re encouraged by our first quarter results,” he concluded. “We expect volatility to continue through the first half of the year, but our order pipeline and early engagement opportunities give us optimism for the remainder of 2016.”

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Conference Call

Nortech Systems will hold a conference call at 10:00 a.m. (CDT) on Thursday, May 5, 2016, to discuss the company’s first quarter results. Anyone interested in participating in the conference can access the call by dialing 866-932-0173 from within the United States, or 785-424-1630 if calling internationally. An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. A podcast (MP3 download) will also be available. The telephone replay will be available through May 19, 2016, by dialing 877-481-4010 (from U.S.) or 919-882-2331 (International). To access the replay, the conference ID 10023 is required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial equipment, aerospace/defense and medical. The company has operations in the U.S., Latin America and Asia. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Statement of Operations

	Three months ended March 31, Unaudited
	2016	2015
Net Sales	$28,950,042	$26,539,622
Income (Loss) from Operations	220,948	(201,601)
Interest Expense	(132,022)	(95,186)

Income (Loss) before Income Taxes	88,926	(296,787)

Income Tax Expense (Benefit)	26,000	(104,000)

Net Income (Loss)	62,926	(192,787)

Net Income (Loss) per Basic and Diluted Common Share	$0.02	$(0.07)

Weighted Average Number of Common Shares:
Basic	2,746,325	2,742,992
Diluted	2,748,771	2,742,992

Condensed Balance Sheets

	March 31, 2016 Unaudited	December 31, 2015
Accounts Receivable	$16,192,500	$18,431,746
Inventories	21,246,345	20,185,445
Other Current Assets	2,305,554	1,755,548
Property and Other Long-term Assets	16,408,267	16,192,348
Total Assets	$56,152,666	$56,565,087

Accounts Payable	$12,197,858	$13,041,377
Other Current Liabilities	6,806,047	6,630,333

Line of Credit — Long-term	8,223,127	7,691,237
Long-term Debt and Other Long-term Liabilities	6,589,858	6,930,284

Shareholders’ Equity	22,335,776	22,271,856

Total Liabilities and Shareholders’ Equity	$56,152,666	$56,565,087